Exhibit 99.1
CAPE BANCORP, INC. REPORTS
FIRST QUARTER 2009 RESULTS
Cape May Court House, New Jersey, May 8, 2009 Cape Bancorp, Inc. (“Cape Bancorp”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended March 31, 2009. It should be noted that the release compares financial positions only on the linked quarters due to the merger with Boardwalk Bank which occurred on January 31, 2008. Merger related items render the 2008 and 2009 first quarter comparison of limited utility.
Cape Bancorp reported a net loss of $99 thousand, or $0.01 per share, for the March 2009 quarter, compared to a net loss of $42.2 million, or $3.43 per share reported for the quarter ended December 31, 2008. The current quarterly loss was largely the result of other-than-temporary impairment (OTTI) charges of $1.5 million on collateralized debt obligation investments in pooled trust preferred securities and a contractual compensation payout of $1.3 million.
Net interest margin for the quarter ended March 31, 2009 increased slightly to 3.53% from 3.52% for the quarter ended December 31, 2008. Return on average assets for the quarter ended March 31, 2009 improved to (0.04)% from (14.94)% for the quarter ended December 31, 2008. Return on average equity for the quarter ended March 31, 2009 improved to (0.28)% from (96.08)% for the quarter ended December 31, 2008.
At March 31, 2009, Cape Bancorp’s total assets increased to $1.106 billion from $1.091 billion at December 31, 2008, an increase of $15.0 million or 1.37%. The increase is primarily attributed to increases in investment securities of $11.6 million, increases in net loans of $10.3 million, with these increases being partially offset with a decrease in interest earning deposits at other institutions of $7.6 million.
At March 31, 2009, Cape Bancorp’s total net loans increased to $794.2 million from $783.9 million at December 31, 2008, an increase of $10.3 million or 1.31%. The change reflects an increase in mortgage loans of $4.6 million, commercial loans of $6.7 million and a decline in consumer loans of $300,000. This change is inclusive of an increase in the allowance for loan losses of $684,000.
Delinquent loans increased $3.8 million to $37.1 million or 4.6% of total gross loans at March 31, 2009 from $33.3 million, or 4.2% of total loans at December 31, 2008. Total delinquent loans by portfolio at March 31, 2009 were $30.1 million of commercial loans, $5.8 million of mortgage loans and $1.2 million of consumer loans. Delinquent loan balances by number of days delinquent were: 31 to 59 days — $3.6 million; 60 to 89 days — $3.4 million; and 90 days and greater — $30.1 million.
At March 31, 2009, the Company had $30.1 million in non-performing loans or 3.73% of total gross loans, an increase from $21.1 million or 2.65% at December 31, 2008. Total non-performing loans by portfolio were $26.2 million of commercial loans, $3.5 million of mortgage loans and $400,000 of consumer loans. Commercial non-performing loans had collateral type concentrations of 13% in residential, duplex and multi-family related loans, 21% in land and building lot related loans, 6% in retail store related loans, 19% in restaurant related loans, 8% in marina related loans, 7% in auto dealership related loans, 12% in B&B and hotel related loans and 14% in commercial building and equipment related loans. The three largest relationships in this category of non-performing loans are $2.9 million, $2.8 million, and $2.1 million.

At March 31, 2009, Cape Bancorp’s allowance for loan losses increased to $11.9 million from $11.2 million at December 31, 2008, an increase of $684,000 or 6.11%. The allowance for loan loss ratio increased to 1.48% of gross loans from 1.41% of gross loans at December 31, 2008. The allowance for loan losses to non-performing loan coverage ratio decreased to 39.67% at March 31, 2009 from 53.39% at December 31, 2008. Net charge-offs during the quarter ended March 31, 2009 were $61,000 compared to $5.6 million for the quarter ended December 31, 2008.
Cape Bancorp’s total investment securities at March 31, 2009, increased to $175.1 million from $163.5 million at December 31, 2008, an increase of $11.6 million or 7.09%. Of this amount, investment securities classified as available-for-sale were $124.8 million, or 71.27% of total investment securities. At March 31, 2009, the cost basis of the collateralized debt obligation portion of the investment portfolio securities was $10.3 million with a fair market value of $1.4 million. Management will continue to monitor this portfolio for OTTI considering but not limited to factors such as downgrades to sub-investment grade (BBB), inadequate projected cash flows for contractual obligations, or continued decline in market valuation for a substantial period of time. For the quarter ended March 31, 2009, Cape Bancorp recognized an OTTI charge of $1.5 million on the collateralized debt obligation portion of the investment portfolio.
At March 31, 2009 Cape Bancorp’s total deposits increased to $790.3 million from $711.1 million at December 31, 2008, an increase of $79.2 million or 11.14%. Core deposits (DDA, savings and money market accounts) increased to $374.9 million at March 31, 2009 from $351.9 million at December 31, 2008, an increase of $23.0 million or 6.54%. Money Markets deposits increased $32.6 million while DDA decreased by $9.6 million. Certificates of deposit increased to $409.6 million from $356.2 million at December 31, 2008, an increase of $53.4 million or 14.99%. The large increase in certificates of deposit is the result of marketing promotions during the first quarter, and the use of the CDARS program as a cost effective alternate funding source to borrowings. At March 31, 2009 CDARS deposits specifically used as an alternative funding source totaled $29.8 million.
At March 31, 2009, Cape Bancorp’s total borrowings decreased to $168.1 million from $234.5 million at December 31, 2008, a decrease of $66.4 million or 28.32% which was facilitated by the increase in deposits.
Cape Bancorp’s total equity increased to $141.2 million at March 31, 2009 from $140.7 million at December 31, 2008, an increase of $500 thousand or .36%. This slight increase is attributable to an improvement in accumulated other comprehensive loss of $500 thousand, net of tax. At March 31, 2009, stockholders’ equity declined to 12.77% of total assets from 12.90% at December 31, 2008. Tangible equity totaled $117.9 million or 10.89% of period end tangible assets, a decrease from 10.99% at December 31, 2008. Tangible book value per share at March 31, 2009 was $8.86 compared to $8.81 at December 31, 2008.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“There was a change in leadership at the bank during the first quarter which impacted the organization both administratively and financially. In addition to the financial impact of the stresses associated with the national economy, the departure of the previous president generated a severance payment of $1.3 million. While there was some disruption due to the shift in management, Cape Bank is clearly focused on the tasks at hand.
“The principal focus of management continues to be the credit condition of the portfolio and the local economy. As a seasonal economy, the first and second quarters are traditionally a slow period which has been exacerbated by both the recession and the weakness in the gaming industry. Management monitors credit on a weekly basis and has been prompt in recognizing and acting upon troubled credits. While there have been some signs of slight improvement in the local economy in recent weeks, the success of the summer season will be of critical importance.
“Management is continuing with efforts to control costs and maximize the efficiencies from last year’s merger. While big strides have been made, further reductions are anticipated.
“Finally, Cape is considering a stock buyback plan and has applied for approval from the regulators to take the steps necessary to implement such a plan. The board has indicated that if approval is granted this plan will purchase shares to be retired and not to fund previously approved restricted stock plans. The bank hopes to have a resolution of this matter in the second quarter.”

CAPE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
	(in thousands)
ASSETS
Cash & due from financial institutions	$12,176	$10,117
Federal funds sold	—	—

Cash and cash equivalents	12,176	10,117
Interest-earning deposits in other financial institutions	10,332	17,918
Investment securities available for sale, at fair value (amortized cost of $133,185 at March 31, 2009 and $123,831 at December 31, 2008)	124,792	114,655
Investment securities held to maturity (fair value of $51,568 at March 31, 2009 and $49,938 at December 31, 2008)	50,337	48,825
Loans held for sale	576	—
Loans, net of allowance of $11,924 and $11,240	794,226	783,869
Accrued interest receivable	5,048	4,736
Premises and equipment, net	27,233	27,342
Other real estate owned	538	798
Federal Home Loan Bank (FHLB) stock, at cost	8,614	11,602
Deferred income taxes	17,557	17,247
Bank owned life insurance (BOLI)	26,701	26,446
Goodwill	22,575	22,575
Intangible assets	731	786
Assets held for sale	2,026	2,026
Other assets	2,248	1,793

Total assets	$1,105,710	$1,090,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing deposits	$64,628	$63,258
Interest-bearing deposits	725,718	647,872
Borrowings	168,058	234,484
Advances from borrowers for taxes and insurance	600	585
Accrued interest payable	827	778
Other liabilities	4,656	3,033

Total liabilities	964,487	950,010

Stockholders’ Equity
Common stock, $.01 par value: authorized 100,000,000 shares; issued and outstanding 13,313,521 shares	133	133
Additional paid-in capital	126,775	126,801
Unearned ESOP shares	(10,126)	(10,232)
Accumulated other comprehensive income (loss), net	(5,505)	(6,022)
Retained earnings	29,946	30,045

Total stockholders’ equity	141,223	140,725

Total liabilities & stockholders’ equity	$1,105,710	$1,090,735

CAPE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended March 31,
	2009	2008
	(dollars in thousands, except share data)

Interest income:
Interest on loans	$11,627	$11,048
Interest and dividends on investments
Taxable	855	1,235
Tax-exempt	345	268
Interest on mortgage-backed securities	1,116	903

Total interest income	13,943	13,454

Interest expense:
Interest on deposits	3,611	4,788
Interest on borrowings	1,596	1,429

Total interest expense	5,207	6,217

Net interest income before provision for loan losses	8,736	7,237
Provision for loan losses	745	283

Net interest income after provision for loan losses	7,991	6,954

Non-interest income:
Service fees	709	666
Net gains on sale of loans	27	19
Net income from BOLI	292	266
Net rental income	86	84
Gain/ (loss) on sales of investment securities available for sale, net	—	—
Other than temporary impairment	(1,539)	—
Loss on disposal of other assets	—	—
Loss on sale of OREO	(29)	—
Other	21	64

Total non-interest income	(433)	1,099

Non-interest expense:
Salaries and employee benefits	4,727	3,353
Occupancy and equipment	856	743
Federal insurance premiums	854	152
Data processing	279	318
Charitable foundation contribution	—	6,256
Advertising	51	182
Telecommunications	202	175
Professional services	223	210
OREO write-down	68	—
Other operating	824	885

Total non-interest expense	8,084	12,274

Income (loss) before income taxes	(526)	(4,221)
Income tax expense (benefit)	(427)	(1,975)

Net income (loss)	$(99)	$(2,246)

Earnings (loss) per share (see Note 9):
Basic	$(0.01)	$(0.22)
Diluted	$(0.01)	$(0.22)

Weighted average number of shares outstanding:
Basic	12,296,879	12,311,190
Diluted	12,296,879	12,311,190

AVERAGE BALANCE SHEET
(unaudited)

	For the Three Months Ended March 31,
	2009			2008
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield
	(dollars in thousands)

Assets
Interest-earning deposits	$15,022	$66	1.76%	$7,116	$74	4.18%
Investments	187,947	2,250	4.79%	172,004	2,332	5.45%
Loans	800,169	11,627	5.89%	677,393	11,048	6.56%

Total interest-earning assets	1,003,138	13,943	5.64%	856,513	13,454	6.32%
Noninterest-earning assets	106,462			124,783
Allowance for loan losses	(11,340)			(6,717)

Total assets	$1,098,260			$974,579

Liabilities and Stockholders’ Equity
Interest-bearing demand accounts	$104,083	107	0.42%	$107,782	309	1.15%
Savings accounts	79,460	117	0.60%	81,265	313	1.55%
Money market accounts	117,055	428	1.48%	109,975	904	3.31%
Certificates of deposit	381,019	2,958	3.15%	325,059	3,262	4.04%
Borrowings	205,162	1,597	3.16%	141,948	1,429	4.05%

Total interest-bearing liabilities	886,779	5,207	2.38%	766,029	6,217	3.26%
Noninterest-bearing deposits	63,840			56,682
Other liabilities	6,230			3,502

Total liabilities	956,849			826,213
Stockholders’ equity	141,411			148,366

Total liabilities & stockholders’ equity	$1,098,260			$974,579

Net interest income		$8,736			$7,237

Net interest spread			3.26%			3.06%
Net interest margin			3.53%			3.40%
Net interest income and margin (tax equivalent basis) (1)		$8,892	3.59%		$7,352	3.45%

Ratio of average interest-earning assets to average interest-bearing liabilities	113.12%			111.81%

(1)	In order to present pre-tax income and resultant yields on tax-exempt investments on a basis comparable to those on taxable investments, a tax equivalent yield adjustment is made to interest income. The tax equilvalent adjustment has been computed using a Federal income tax rate of 34%, and has the effect of increasing interest income by $156,000, and $115,000 for the three month period ended March 31, 2009 and 2008, respectively. The average yield on investments increased to 5.19% from 4.79% for the three month period ended March 31, 2009 and increased to 5.78% from 5.45% for the three month period ended March 31, 2008.

SELECTED FINANCIAL DATA
(unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$13,943	$14,471	$13,454
Interest expense	5,207	5,664	6,217

Net interest income	8,736	8,807	7,237
Provision for loan losses	745	6,860	283

Net interest income after provision for loan losses	7,991	1,947	6,954
Non-interest income	(433)	(11,997)	1,099
Non-interest expense	8,084	38,251	12,274

Income (loss) before income taxes	(526)	(48,301)	(4,221)
Income tax expense (benefit)	(427)	(6,125)	(1,975)

Net income (loss)	$(99)	$(42,176)	$(2,246)

Earnings (loss) per share	$(0.01)	$(3.43)	$(0.22)[1]

Average shares outstanding	12,296,879	12,285,267	12,311,190

Statements of Condition Data (Period End):
Investments	$175,129	$163,480	$199,816
Loans, net of allowance	794,226	783,869	789,957
Allowance for loan losses	11,924	11,240	8,175
Total assets	1,105,710	1,090,735	1,160,942
Total deposits	790,346	711,130	788,892
Total borrowings	168,058	234,484	180,304
Total equity	141,223	140,725	186,364

Operating Ratios:
ROAA	-0.04%	-14.94%	-0.92%
ROAE	-0.28%	-96.08%	-6.03%
Net interest margin	3.53%	3.52%	3.40%
Efficiency ratio	82.13%	382.55%	147.25%
Equity to assets (end of period)	12.77%	12.90%	16.05%
Tangible equity/tangible assets	10.89%	10.99%	11.86%
Non-performing loans to total gross loans	3.73%	2.65%	1.82%
Allowance for loan losses to non-performing loans	39.67%	53.39%	56.16%
Allowance for loan losses to total gross loans	1.48%	1.41%	1.02%
Book value	$10.61	$10.57	$14.00
Tangible book value	$8.86	$8.81	$9.85
Stock price	$7.03	$9.25	$9.74
Price to book value	66.26%	87.51%	69.57%
Price to tangible book value	79.35%	104.99%	98.88%

[1]	Earnings Per Share calculation in 2008 excludes $401,658 from year-to-date net income. This amount represents income earned by Cape Savings Bank (now Cape Bank) prior to the formation of Cape Bancorp. Earnings Per Share calculations use average outstanding shares which includes earned ESOP shares.

DELINQUENCY TABLE
(unaudited)

Period Ending:	March 31, 2009			December 31, 2008
Days	Balances	% of Total Loans	# of Loans	Balances	% of Total Loans	# of Loans
31-59	$3,603,350	0.45%	27	$5,938,319	0.75%	34
60-89	$3,474,655	0.43%	23	$6,277,807	0.79%	22
90+	$30,061,971	3.73%	76	$21,047,651	2.65%	60

Total Delinquency	$37,139,976	4.61%	126	$33,263,777	4.18%	116

Total Gross Loans Total	$806,150,079			$795,109,112

Days	Commercial	Consumer	Mortgage	Commercial	Consumer	Mortgage
31-59	$1,940,622	$575,557	$1,087,170	$2,642,290	$514,190	$2,781,839
60-89	$2,054,939	$215,322	$1,204,394	$6,050,199	$122,274	$105,334
90+	$26,167,509	$391,111	$3,503,351	$18,895,917	$338,547	$1,813,187

Total Delinquency by Type	$30,163,070	$1,181,990	$5,794,915	$27,588,406	$975,011	$4,700,360

Total Loans by Type	$517,746,676	$48,034,272	$240,369,131	$510,965,814	$48,350,426	$235,792,872

% of Total Loans in Type	5.83%	2.46%	2.41%	5.40%	2.02%	1.99%

Total Delinquency		$37,139,975			$33,263,777
For further information contact Michael D. Devlin, Chief Executive Officer, or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
This press release discusses primarily historical information. Statements included in this release, to the extent they are forward-looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the Year Ended December 31, 2008, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 16, 2009.